Calculation of Filing Fee Tables
S-3
JPMORGAN CHASE & CO
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $336,000 and $4,514,500. The prospectus is a final prospectus for the related offering.